Exhibit 10.22.12

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

AMENDMENT NO. 12 TO MASTER REPURCHASE AGREEMENT

This Amendment No. 12 to Master Repurchase Agreement, dated as of February 22, 2019 (this “Amendment”), by and among Nomura Corporate Funding Americas, LLC (“Buyer”) and Finance of America Reverse LLC f/k/a Urban Financial of America, LLC (the “Seller”).

RECITALS

Buyer and Seller are parties to that certain Master Repurchase Agreement, dated as of April 2, 2015, as amended by Amendment No. 1 to Master Repurchase Agreement, dated as of July 7, 2015, Amendment No. 2 to Master Repurchase Agreement dated as of March 31, 2016, Amendment No. 3 to Master Repurchase Agreement dated as of January 17, 2017, Amendment No. 4 to Master Repurchase Agreement dated as of March 30, 2017, Amendment No. 5 to Master Repurchase Agreement dated as of November 22, 2017, Amendment No. 6 to Master Repurchase Agreement dated as of December 6, 2017, Amendment No. 7 to Master Repurchase Agreement dated as of February 28, 2018, Amendment No. 8 to Master Repurchase Agreement dated as of June 5, 2018, Amendment No. 9 to Master Repurchase Agreement dated as of August 20, 2018, Amendment No. 10 to Master Repurchase Agreement dated as of September 26, 2018 and Amendment No. 11 to Master Repurchase Agreement dated as of January 7, 2019 (collectively, the “Existing Repurchase Agreement”, and together with this Amendment, the “Repurchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement.

Buyer and Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement.

Accordingly, Buyer and Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:

SECTION 1. Facility Uncommitted. Taking effect on the earlier to occur of (i) the closing date of the FASST 2019-HB1 securitization and (ii) May 27, 2019:

(a) Section 2 of the Existing Repurchase Agreement is hereby amended by deleting the definitions of “Available Committed Purchase Price” and “Committed Purchase Price” in their entirety and all references thereto.

(b) Section 3 of the Existing Repurchase Agreement is hereby amended by deleting the section heading in its entirety and replacing it with “Initiation; Termination”.

(c) The first paragraph of Section 3 of the Existing Repurchase Agreement is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

It is acknowledged and agreed that, notwithstanding any other provision of this Agreement to the contrary, the facility provided under this Agreement is an uncommitted facility, and Buyer shall have no obligation to enter into any Transactions hereunder. Subject to the terms and conditions set forth herein, Buyer agrees that so long as no Event of Default shall have occurred and be continuing or result therefrom it may in its sole discretion enter into Transactions with Seller from time to time in an aggregate principal amount that will not result in the Aggregate Utilized Purchase Price for all Purchased Assets subject to then outstanding Transactions under this Agreement to exceed the Maximum Aggregate Purchase Price; provided that the Purchase Price of each Transaction shall not be less than [***], unless otherwise agreed to by Buyer in its sole discretion; provided further that for any [***] period, there shall not be more than [***] new Transactions, unless otherwise agreed to by Buyer in its sole discretion. Within the foregoing limits and subject to the terms and conditions set forth herein, Seller may enter into Transactions. This Agreement is not a commitment by Buyer to enter into Transactions with Seller, but rather, sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller.

(d) Section 3(b) of the Existing Repurchase Agreement is hereby amended by deleting the first paragraph of such section in its entirety and replacing it with the following:

(b) Conditions Precedent to all Transactions. Upon satisfaction of the conditions set forth in this Section 3(b), Buyer may, in its sole discretion, enter into a Transaction with Seller. Buyer’s entering into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

SECTION 2. February 2019 Specified Pool. Section 3 of this Amendment will be effective only with respect to Purchased Assets constituting Mortgage Loans or REO Properties owned by the REO Subsidiary (as defined below) in the February 2019 Specified Pool (as such term is defined in Amendment No. 18 to Pricing Side Letter). For the avoidance of doubt, except as set forth in this Amendment, the Mortgage Loans in the February 2019 Specified Pool shall be subject to all other terms, provisions, restrictions and requirements set forth in the Facility Documents (as amended).

SECTION 3. February 2019 Specified Pool Terms. Except as specifically set forth below, for purposes of the Purchased Assets that are part of the February 2019 Specified Pool, the following terms shall apply from the Purchase Date related to the February 2019 Specified Pool through the February 2019 Specified Pool Termination Date (as such term is defined in Amendment No. 18 to Pricing Side Letter), and on the February 2019 Specified Pool Termination Date, the terms, provisions, restrictions and requirements set forth in the Facility Documents shall be reinstated without giving effect to Section 3 of this Amendment.

3.1

Applicability; Transaction Overview. Section 1 of the Existing Repurchase Agreement shall read as follows so long any of the Mortgage Loans or REO Properties in the February 2019 Specified Pool are subject to a Transaction hereunder:

Subject to the terms and conditions set forth herein, from time to time and at the request of Seller, the parties may enter into transactions in which Seller agrees (a) to sell, transfer and assign to Buyer certain Purchased Assets (other than the REO Subsidiary Interests, which are pledged to Buyer), against the transfer of funds by Buyer representing the Purchase Price for such Purchased Assets, with a simultaneous agreement by Buyer to transfer to Seller and Seller to repurchase such Purchased Assets in a repurchase transaction at a date not later than the Termination Date, against the transfer of funds by Seller representing the Repurchase Price for such Purchased Assets and (b) pledges the REO Subsidiary Interests to the Buyer. Each such transaction involving the purchase and sale of additional Mortgage Loans shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.

3.2 Defined Terms. The following terms shall have the following meanings:

(a) So long as any of the Mortgage Loans or REO Properties in the February 2019 Specified Pool are subject to a Transaction hereunder, “Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan or REO Property, those mortgage servicing practices of prudent mortgage lending institutions which service Mortgage Loans or REO Properties of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property or REO Property is located and (x) with respect to any HECM Loan Purchased Asset, are in compliance with the Ginnie Mae Guide and (y) with respect to any Assignable Buyout Purchased Asset or Non-Assignable Buyout Purchased Asset are in compliance with FHA Regulations.

(b) With respect to the February 2019 Specified Pool only, “Asset Detail and Exception Report” shall mean the “Exception Report” as defined in the Custody Agreement (as defined below).

(c) With respect to the February 2019 Specified Pool only, “Asset File” shall mean, collectively, the “Mortgage Asset File” and “REO Property File” as defined in the Custody Agreement (as defined below).

(d) (i) With respect to the February 2019 Specified Pool only, the Asset Value of each Eligible Mortgage Loan or REO Property in the February 2019 Specified Pool shall initially be the Asset Value set forth on Schedule 1 to Amendment No. 18 to the Pricing Side Letter. Without limiting the generality of the foregoing, Seller acknowledges that the Asset Value of a Purchased Asset may be reduced to zero by Buyer, or such other valuation as determined by Buyer in its sole discretion, if any of the events set forth in clauses (a) through (s) of the definition of “Asset Value” has occurred.

(ii) With respect to the February 2019 Specified Pool only, clause (g) of the definition of “Asset Value” shall read as follows:

(g) such asset ceases to be an Eligible REO Property or Eligible REO Subsidiary Interest, as applicable;

(e) With respect to the February 2019 Specified Pool only, “Claims Payment Agent” shall have the meaning assigned thereto in the definition of “REO Subsidiary Agreement”.

(f) With respect to the February 2019 Specified Pool only, “Custodian” shall mean U.S. Bank National Association and any successor thereto under the Custody Agreement.

(g) With respect to the February 2019 Specified Pool only, “Custody Agreement” shall mean that certain Custodial Agreement, dated as of August 10, 2018, among Buyer, Seller and U.S. Bank National Association, as amended, restated, supplemented or otherwise modified from time to time.

(h) With respect to the February 2019 Specified Pool only, “Deed” shall mean the deed issued in connection with a foreclosure sale of a Mortgaged Property or in connection with receiving a deed in lieu of foreclosure evidencing title to the related REO Property.

(i) With respect to the February 2019 Specified Pool only, “Due Diligence Review” shall mean the performance by Buyer or its designee of any or all of the reviews permitted under Section 19 hereof with respect to any or all of the Eligible Mortgage Loans, Eligible REO Properties and/or the Seller or Servicer, as desired by Buyer from time to time.

(j) With respect to the February 2019 Specified Pool only, “Eligible REO Property” shall mean (i) an REO Property which complies with the representations and warranties set forth on Schedule 1 attached hereto and (ii) does not constitute an Ineligible REO Property.

(k) With respect to the February 2019 Specified Pool only, “Eligible REO Subsidiary Interest” shall mean an REO Subsidiary Interest which complies with the representations and warranties set forth on Schedule 2 attached hereto.

(l) With respect to the February 2019 Specified Pool only, “Environmental Issue” shall mean any material environmental issue with respect to any REO Property, as determined by the Buyer in its good faith discretion, including without limitation, the violation of any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous substances, materials or other pollutants, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign analogues, counterparts or equivalents, in each case as amended from time to time.

(m) With respect to the February 2019 Specified Pool only, “Facility Documents” shall mean this Agreement, the Pricing Side Letter, the Custodial Agreement, a Servicer Notice, if any, the Powers of Attorney, the Electronic Tracking Agreement, the Collection Account Control Agreement and the Pledge and Security Agreement.

(n) With respect to the February 2019 Specified Pool only, “February 2019 Specified Pool Tranche” shall mean the Purchase Price of this facility for which Purchased Assets included in the February 2019 Specified Pool are subject to Transactions hereunder.

(o) So long as any of the Mortgage Loans or REO Properties in the February 2019 Specified Pool are subject to a Transaction hereunder, “Ineligible REO Property” shall mean as of any date of determination, any REO Property in respect of which an appraisal based claim has been made in respect of such REO Property for which amounts have been received or collected from HUD on account of such claim, or in respect of which related HUD claims proceeds have otherwise been paid.

(p) With respect to the February 2019 Specified Pool only, “Market Value” shall mean, as of any date of determination, for each Mortgage Loan and REO Property, the market value determined by Buyer in its good faith discretion (which may be performed on a daily basis, at the Buyer’s discretion), which determination may take into account such factors as Buyer deems appropriate.

(q) With respect to the February 2019 Specified Pool only, “Minimum Release Amount” shall mean an amount equal to: (a) with respect to a Mortgage Loan, the sum of (x) such Mortgage Loan’s Repurchase Price and (y) any other amounts due and payable under this Agreement and (b) with respect to an REO Property, the sum of (x) such REO Property’s Repurchase Price and (y) any other amounts due and payable under this Agreement.

(r) For purposes of the REO Property included in the February 2019 Specified Pool only, “Mortgage Loan Documents” shall mean the Deed.

(s) With respect to the February 2019 Specified Pool only, “Pledge and Security Agreement” shall mean that certain Pledge and Security Agreement, dated as of February 22, 2019, by and among the Seller, as pledgor, the REO Subsidiary and the Buyer, which is reasonably satisfactory to Buyer in form and substance.

(t) With respect to the February 2019 Specified Pool only, “Purchased Assets” shall include the REO Subsidiary Interests; provided that to the extent that any Facility Document includes a reference to “Purchased Assets” where the context clearly relates to a Mortgage Loan, then the term “Purchased Assets” shall not be deemed to include the REO Subsidiary Interests.

(u) With respect to the February 2019 Specified Pool only, “Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or REO Subsidiary or any other Person or entity with respect to a Mortgage Loan or REO Property. Records shall include the Mortgage Notes, any Mortgages, the Asset Files, the credit files related to the Mortgage Loan or REO Property and any other instruments necessary to document or service a Mortgage Loan or REO Property.

(v) With respect to the February 2019 Specified Pool only, “REO Property” shall mean real property acquired (i) through foreclosure of a Mortgage Loan, or (ii) by deed in lieu of such foreclosure with respect to a Mortgage Loan in the February 2019 Specified Pool.

(w) With respect to the February 2019 Specified Pool only, “REO Subsidiary” shall mean Finance of America Structured Securities Acquisition Trust 2017-HB1.

(x) With respect to the February 2019 Specified Pool only, “REO Subsidiary Agreement” shall mean, with respect to the REO Subsidiary, that certain amended and restated trust agreement, to be dated as of February 25, 2019, by and among Finance of America Reverse Funding LLC, as Depositor, Wilmington Savings Fund Society, FSB, as trustee (“Wilmington”), and U.S. Bank National Association, as claims payment agent (“Claims Payment Agent”), as the same may be amended, supplemented or otherwise modified from time to time.

(y) With respect to the February 2019 Specified Pool only, “REO Subsidiary Certificates” shall mean certificates evidencing [***] of the REO Subsidiary Interests in the REO Subsidiary.

(z) With respect to the February 2019 Specified Pool only, “REO Subsidiary Interests” shall mean the Capital Stock of the REO Subsidiary.

(aa) With respect to the February 2019 Specified Pool only, “Reputational Risk Issue” shall mean the Buyer’s determination, in its good faith judgment, that any Mortgage Loan or REO Property is subject to any fact, issue or circumstance, the existence of which may result in an unacceptable level of reputational risk to Buyer.

(bb) With respect to the February 2019 Specified Pool only, “Tranche” shall mean any of (i) the Assignable Buyout Tranche, (ii) the HECM Loan Tranche, (iii) the Home Safe Loan Tranche, (iv) the Non-assignable Buyout Tranche or (v) the February 2019 Specified Pool Tranche, or if the context indicates, all such tranches.

(cc) With respect to the February 2019 Specified Pool only, “Trust Receipt” shall mean the “Custodian Certification” as defined in the Custody Agreement (as defined above).

(dd) With respect to the February 2019 Specified Pool only, “Wilmington” shall have the meaning assigned thereto in the definition of “REO Subsidiary Agreement”.

(ee) Except as otherwise specified herein, all references to “Custodial Agreement” with respect to the February 2019 Specified Pool shall be deemed to refer to the Custody Agreement.

3.3 Income.

(a) All Income received in the Beneficial Interest Account (as defined in the REO Subsidiary Agreement) and the Claims Payment Collection Account (as defined in the REO Subsidiary Agreement) shall be remitted to the Payment Account no later than [***] prior to the Payment Date.

(b) Section 5(b) of the Existing Repurchase Agreement shall be amended to add the following clause (vi) at the end of such section:

(vi) With respect to the February 2019 Specified Pool Tranche:

(A) first, to Custodian on account of any accrued and unpaid custodial fees and to Payment Agent, Wilmington and Claims Payment Agent on account of any accrued and unpaid fees;

(B) second, to Buyer on account of unpaid fees, expenses, LIBOR Rate breakage costs, indemnity amounts and any other amounts due to the Buyer from Seller under the Agreement;

(C) third, to allocate to Buyer (where allocations to Buyer shall be on account of the Repurchase Price) in a manner that will cause the outstanding Repurchase Price of the February 2019 Specified Pool Tranche to equal the Asset Value of the February 2019 Specified Pool Tranche;

(D) fourth, to pay to Buyer an amount sufficient to eliminate any outstanding Margin Deficit with respect to any other Tranche to the extent collections on account of such Tranche are insufficient to eliminate any Margin Deficit (without limiting Seller’s obligation to satisfy a Margin Deficit in a timely manner as required by Section 4);

(E) fifth, to pay unreimbursed Servicing Fees and advances due the applicable Servicer;

(F) sixth, to pay any amounts due to Wilmington or Claims Payment Agent pursuant to Section 5.05(c) of the REO Subsidiary Agreement; and

(G) seventh, only after the earlier of (i) the closing of the FASST 2019-HB1 securitization and the payment in full of the Repurchase Price of the February 2019 Specified Pool Tranche or (ii) the Purchase Price Reduction Date and the payment of any amounts due on such dates, including, without limitation, any outstanding Margin Deficit on account of such February 2019 Specified Pool Tranche, all remaining amounts (if any), to the Seller, which may be used by Seller, in its discretion, to repay any amount owing with respect to any Tranche.

SECTION 4. Facility Documents. All references to Facility Documents shall be deemed to include the Custody Agreement (as defined above).

SECTION 5. Conditions Precedent. This Amendment shall become effective as of the date hereof, subject to the satisfaction of the following conditions precedent:

(a) Buyer’s receipt of this Amendment, executed and delivered by the Seller and the Buyer, which is reasonably satisfactory to Buyer in form and substance;

(b) Buyer’s receipt of Amendment No. 18 to Pricing Side Letter, executed and delivered by the Seller and the Buyer, which is reasonably satisfactory to Buyer in form and substance (the “PSL Amendment”); and

(c) satisfaction of each of the conditions precedent set forth in the PSL Amendment.

SECTION 6. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms and the execution of this Amendment.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Counterparts may be delivered electronically.

SECTION 8. Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL GOVERN.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

NOMURA CORPORATE FUNDING AMERICAS, LLC, as Buyer

By:	/s/ Scott Lechner
Name:	Scott Lechner
Title:	Managing Director

Signature Page to Amendment No. 12 to Master Repurchase Agreement

FINANCE OF AMERICA REVERSE LLC f/k/a URBAN FINANCIAL OF AMERICA, LLC

By:	/s/ Graham Fleming
Name:	Graham Fleming
Title:	Chief Administrative Officer

Signature Page to Amendment No. 12 to Master Repurchase Agreement

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES RE: REO PROPERTY

Seller makes the following representations and warranties to Buyer with respect to each REO Property as of the date on which Seller or REO Subsidiary takes title to such REO Property and at all times while the REO Property is subject to a Transaction hereunder. With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a) Asset File. All documents required to be delivered as part of the Asset File, have been delivered to the Custodian (or solely with respect to REO Property that was a Mortgage Loan subject to a Transaction under the Agreement within [***] of such REO Property being acquired by the REO Subsidiary) or held by an attorney in connection with a foreclosure pursuant to an Attorney Bailee Letter and all information contained in the related Asset File (or as otherwise provided to Buyer) in respect of such REO Property is accurate and complete in all material respects.

(b) Ownership. Seller or REO Subsidiary (as the case may be) is the sole owner and holder of the REO Property and the Servicing Rights related thereto. Neither Seller nor the REO Subsidiary shall have assigned or pledged the REO Property and the related Servicing Rights on or following the related Purchase Date.

(c) REO Property as Described. The information set forth in the Asset Schedule accurately reflects information contained in Seller’s records in all material respects.

(d) Taxes, Assessments and Other Charges. All taxes, homeowner or similar association fees, charges, and assessments, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid.

(e) No Litigation. Other than any customary claim or counterclaim arising out of any foreclosure or collection proceeding relating to any REO Property, there is no litigation, proceeding or governmental investigation pending, or any order, injunction or decree outstanding, existing or relating to Seller, the REO Subsidiary or any of their Subsidiaries with respect to the REO Property that would materially and adversely affect the value of the REO Property.

(f) No Eviction. No Mortgagor of an REO Property is subject of an eviction proceeding.

(g) Hazard Insurance. All buildings or other customarily insured improvements upon the REO Property are insured by an insurer against loss by fire, hazards of extended coverage and such other hazards in an amount not less than the Maximum Claim Amount for such REO Property.

(h) Flood Insurance. If the improvements on the REO Property were in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards at the time of origination of the Mortgage Loan that resulted in the REO Property, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier in an amount representing commercially reasonable coverage.

(i) No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material affecting the related REO Property.

(j) No Damage. The REO Property is undamaged by water, fire, earthquake, earth movement other than earthquake, windstorm, flood, tornado, defective construction materials or work, or similar casualty (excluding casualty from the presence of hazardous wastes or hazardous substances) which would cause such REO Property to become uninhabitable.

(k) No Condemnation. There is no proceeding pending, or threatened, for the total or partial condemnation of the REO Property.

(l) Environmental Matters. The REO Property is not subject to an Environmental Issue and there is no pending action or proceeding directly involving the REO Property in which compliance with any environmental law, rule or regulation is an issue.

(m) Location and Type of REO Property. Each REO Property is located in the U.S. or a territory of the U.S. and consists of a one- to four-unit residential property, which may include, but is not limited to, a single-family dwelling, townhouse, condominium unit, or unit in a planned unit development. No REO Property is a manufactured home.

(n) Recordation. The related Deed has been initially recorded or sent for recordation in the name of REO Subsidiary.

(o) No Fraudulent Acts. No fraudulent acts were committed by Seller in connection with the acquisition or origination of such REO Property nor were any fraudulent acts committed by any Person in connection with the origination of such REO Property.

(p) Acquisition of REO Property. With respect to each such REO Property, (i) such REO Property either (x) is a Mortgaged Property acquired by the REO Subsidiary through foreclosure or by deed in lieu of foreclosure or otherwise, which was, prior to such foreclosure or deed in lieu of foreclosure, subject to the lien of an Mortgage Loan that is a Purchased Asset or (y) has been approved as an Eligible Asset by Buyer in its sole and absolute discretion, and (ii) with respect to each such REO Property, upon the consummation of the related Transaction, Custodian shall have received the related Asset File and such Asset File shall not have been released from the possession of the Custodian for longer than the time periods permitted under the Custodial Agreement.

(q) No Tenants. No REO Property is subject to a tenant leasehold.

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SCHEDULE 2

REPRESENTATIONS AND WARRANTIES RE: REO SUBSIDIARY INTERESTS

Seller makes the following representations and warranties to Buyer with respect to each REO Subsidiary Interest as of the Purchase Date for the purchase of any REO Subsidiary Interest by Buyer from Seller and as of the date of this Agreement and any Transaction hereunder and at all times while the Facility Documents and any Transaction hereunder is in full force and effect. With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a) Ownership. The REO Subsidiary Interests constitute all the issued and outstanding beneficial interests of all classes of the REO Subsidiary and are certificated.

(b) Compliance with Law. Each REO Subsidiary Interest complies in all respects with, or is exempt from, all applicable requirements of federal, state or local law relating to such REO Subsidiary Interest.

(c) Good and Marketable Title. Immediately prior to the sale, transfer and assignment to Buyer thereof, REO Subsidiary has good and marketable title to, and is the sole owner and holder of, the REO Subsidiary Interests, and REO Subsidiary is transferring such REO Subsidiary Interests free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such REO Subsidiary Interests. Upon consummation of the purchase contemplated to occur in respect of such REO Subsidiary Interests, REO Subsidiary will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such REO Subsidiary Interests free and clear of any pledge, lien, encumbrance or security interest and upon the filing of a financing statement covering the REO Subsidiary Interests in the State of Delaware and naming REO Subsidiary as debtor and Buyer as secured party, the Lien granted pursuant to this Agreement will constitute a valid, perfected first priority Lien on the REO Subsidiary Interests in favor of Buyer enforceable as such against all creditors of REO Subsidiary and any Persons purporting to purchase the REO Subsidiary Interests from REO Subsidiary.

(d) No Fraud. No fraudulent acts were committed by Seller or REO Subsidiary or any of their respective Affiliates in connection with the issuance of such REO Subsidiary Interests.

(e) No Defaults. No (i) monetary default, breach or violation exists with respect to any agreement or other document governing or pertaining to such REO Subsidiary Interests, (ii) non-monetary default, breach or violation exists with respect to such REO Subsidiary Interests, or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation of such REO Subsidiary Interests.

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(f) No Modifications. REO Subsidiary is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of such REO Subsidiary Interests and REO Subsidiary has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

(g) Power and Authority. REO Subsidiary has full right, power and authority to sell and assign such REO Subsidiary Interests, as applicable, and such REO Subsidiary Interests have not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

(h) Consents and Approvals. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the documents governing such REO Subsidiary Interests, no consent or approval by any Person is required in connection with REO Subsidiary’s sale and/or Buyer’s acquisition of such REO Subsidiary Interests, for Buyer’s exercise of any rights or remedies in respect of such REO Subsidiary Interests or for Buyer’s sale, pledge or other disposition of such REO Subsidiary Interests. No third party holds any “right of first refusal,” “right of first negotiation,” “right of first offer,” purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies with respect to such REO Subsidiary Interests.

(i) No Governmental Approvals. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over REO Subsidiary is required for any transfer or assignment by the holder of such REO Subsidiary Interests to the Buyer.

(j) Original Certificates. REO Subsidiary has delivered to Buyer the original certificate or other similar indicia of ownership of such REO Subsidiary Interests, however denominated, reissued in Buyer’s name.

(k) No Litigation. REO Subsidiary has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such REO Subsidiary Interests is or may become obligated.

(l) Duly and Validly Issued. The REO Subsidiary Certificates have been duly and validly issued.

(m) Reserved.

(n) No Material Adverse Effect. No event has occurred or is occurring which has or could reasonably be expected to have a Material Adverse Effect on the REO Subsidiary.

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